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                                                                    EXHIBIT 99.2

FOR FURTHER INFORMATION:              Sandy Fruhman, Media  (713) 207-3123
                                      Marianne Paulsen, Investors (713) 207-6500
                                      Melanie Trent, Investors (713) 207-8351

FOR IMMEDIATE RELEASE:                July 31, 2002


                RELIANT ENERGY RECEIVES FINAL REGULATORY APPROVAL
                      NEEDED FOR RELIANT RESOURCES SPIN-OFF

HOUSTON, TX. - Reliant Energy, Incorporated (NYSE:REI) announced today that the Internal Revenue Service has issued a supplemental ruling confirming that the spin-off of Reliant Resources, Inc. (NYSE:RRI), its 83 percent owned subsidiary, will be tax-free to Reliant Energy and its shareholders assuming the spin-off is completed within six months.

"We are very pleased to have received all of the regulatory approvals needed to move forward with the spin-off," said Steve Letbetter, chairman, president and chief executive officer of Reliant Energy. "We will now proceed with the formation of CenterPoint Energy as a registered holding company. We expect to complete the corporate actions and other related activities required to complete the spin-off of Reliant Resources later this summer.

"We remain convinced that the spin-off is the right strategic step for both companies. Each is well positioned for success in its market sector and, as separate entities, both Reliant Resources and CenterPoint Energy will have better access to capital than the combined company." As previously indicated, Reliant Energy and Reliant Resources are in discussions with their banks regarding the extension of bank credit facilities required by each company.

Reliant Energy, based in Houston, Texas, is an international energy services and energy delivery company. The company has nearly 31,000 megawatts of power generation in operation in the U.S. and nearly 3,500 megawatts of power generation in Western Europe. Reliant Energy's retail marketing and distribution operations serve approximately four million electricity and natural gas customers in the U.S. More information on Reliant Energy can be found on its web site at www.reliantenergy.com.


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This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in business plans, financial market conditions and other factors discussed in Reliant Energy's filings with the Securities and Exchange Commission.

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